CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 33-62697 and Form S-3 No. 333-7659) of Candie's, Inc. and in the related prospectuses and the Registration Statement (Form S-8 No. 333-27655) of Candie's, Inc. and in the related prospectus of (i) our reports dated April 20, 2000, with respect to the consolidated financial statements and schedule of Candie's, Inc.; and (ii) our reports dated April 19, 2000 and July 27, 2000, except Note 4 which is as of October 18, 2000, with respect to the financial statements of Unzipped Apparel, LLC an equity investee, included in Candie's Annual Report (Form 10-K and 10-K/A) for the year ended January 31, 2000.


/s/ BDO SEIDMAN, LLP
------------------------
BDO SEIDMAN, LLP

New York, New York
October 31, 2000